Exhibit 99.1
Duke Energy Indiana
Summary of 2024 Rate Case Order
(IURC Cause No. 46038)

•On April 4, 2024, Duke Energy Indiana (DEI) filed a general rate case with the Indiana Utility Regulatory Commission (IURC). This is the first base rate case filed by DEI since 2019. The filing requests an overall approximate 16.2% increase in retail revenues, or approximately $492 million:

oThe rate case filing requests an overall rate of return of 6.5%1 based on approval of a 10.5% return on equity (ROE) and a 53% equity component of the capital structure.
oThe rate request is based on a forward test year (calendar year 2025) and will be implemented in two steps, Step 1 approximately 30 days after the IURC order and Step 2 would be effective in March 2026 but retroactive to January 2026.
oStep 1 rates to be based on a DEI rate base of ~$11.9 billion as of June 30, 2024, and Step 2 rates will be based on rate base of ~$12.5 billion as of December 31, 2025.

•On January 29, 2025, the IURC issued an order approving a revenue increase of approximately $296 million for the total base rate increase.

Key aspects of the Order:
•The rate increase will be implemented in two steps. Step 1 rates are estimated to become effective by March 2025. Step 2 rates are estimated to become effective March 2026, trued up with carrying costs to January 2026.

•Approved an overall cost of capital of 6.19%1 based on a 9.75% return on equity and a 53% equity component of the capital structure.

•Approved DEI rate base of $12.0 billion as of June 30, 2024, and $12.5 billion as of December 31, 2025.

•Approved investments that support grid infrastructure, economic development, customer additions, and physical security protections.

•Approved recovery of previously deferred federally mandated and grid investments.

Additional Information:
•The difference between the requested revenue increase in the April 2024 filing and the approved revenue requirement in the order is primarily due to a lower ROE and adjustments to depreciation rates.
1 Indiana’s capital structure includes Accumulated Deferred Income Taxes (ADIT). When ADIT is excluded, resulting cap structure approximates 53% equity.

•On February 3, 2025, the IURC issued an order clarifying the $296 million revenue requirement approved in its January 29, 2025, order.

Next Steps:
•DEI will make a compliance filing with the IURC in February 2025 for their review and approval before Step 1 rates are implemented. The filing will include the Step 1 and 2 increase amounts.

Cautionary Statement Regarding Forward-Looking Statements
This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on management’s beliefs and assumptions. These forward-looking statements are identified by terms and phrases such as "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict," "will," "potential," "forecast," "target," "outlook," "guidance," and similar expressions. Various factors may cause actual results to be materially different than the suggested outcomes within forward-looking statements; accordingly, there is no assurance that such results will be realized. These risks and uncertainties are identified and discussed in Duke Energy’s Form 10-K for the year ended December 31, 2023, and subsequent quarterly reports filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s website at www.sec.gov. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than Duke Energy has described. Duke Energy expressly disclaims an obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.